EXHIBIT 99.1

Mid Penn Bancorp, Inc. Reports First Quarter Earnings Growth and Dividend Announcement

MILLERSBURG, Pa., April 22, 2010 (GLOBE NEWSWIRE) -- Mid Penn Bancorp, Inc. ("Mid Penn") (Nasdaq:MPB), the parent company of Mid Penn Bank, today reported earnings for the quarter ended March 31, 2010 of $607,000 or $0.17 per common share, an increase of 614% over the net income available to common shareholders of $85,000, or $0.02 per common share, reported during the same period of 2009. Mid Penn also reported increases of 19% in deposits, 10% in total assets, and 5% in net loans for the quarter ended March 31, 2010, over the same period in 2009.

2010 Financial Highlights
(dollars in thousands, except per share data)

	3/31/2010	3/31/2009	% Change

Total Assets	$ 620,255	$ 565,070	9.8%

Total Loans (net)	466,661	442,686	5.4%

Total Deposits	536,724	451,569	18.9%

	Three Months Ended

	3/31/2010	3/31/2009	% Change

Net Interest Income	$ 4,501	$ 3,956	13.8%

Net Income Available to Common Shareholders	607	85	614.1%

Diluted Earnings per Common Share	0.17	0.02	750.0%

Return on Average Equity	6.32%	1.54%	310.4%

President's Statement

After a very difficult 2009, we are pleased to report progress in Mid Penn's performance over the last year, as evidenced by the results summarized above and detailed below. We achieved growth in total assets, net loans and deposits. Net interest income, net income available to common shareholders, diluted earnings per common share, and return on average equity all had impressive improvement versus the first quarter of 2009 and the fourth quarter of 2009. The provision for loan and lease losses was much lower in the quarter ended March 31, 2010 than it was in either the first quarter or fourth quarter of 2009. Noninterest expenses grew at a slower pace than net interest income, which is a demonstration of our commitment to responsible expense control. The combination of all of these improvements allowed us to achieve the best overall quarterly performance since the third quarter of 2008, which was the beginning of the economic turmoil most now call the "Great Recession."

We are optimistic about our first quarter performance, but it is cautious optimism. Improvement is still needed in the overall quality of our loan portfolio. At March 31, 2010, 4.3% of our loans were on nonperforming status, which creates a drag both on net interest income and net earnings. While we feel we have dealt responsibly with all of our known asset quality issues, true confidence in the overall quality of the portfolio will only come when the nonperforming asset ratio falls dramatically.

With our good-but-not-yet-great first quarter, and in consideration of the net loss of 2009 and its impact on our capital position, we also announce today that we are continuing our suspension of the common stock dividend for this quarter. We are committed to a dividend distribution as quickly as possible. We will get there when we have complete confidence in the state of our asset quality and when we repair most of the damage done to our capital structure by the credit losses of 2009 through 2010 earnings retention.  Until then, I thank you for your ongoing interest in Mid Penn and for your patience as we continue our navigation through these turbulent times.

Income Statement

	Three months ended
	March 31,
(dollars in thousands,
except per share data)	2010	2009	% Change
Net Interest Income	$ 4,501	$ 3,956	13.8%
Provision for Loan and Lease Losses	160	933	-82.9%
Total Revenues	8,170	8,506	-4.0%
Total Noninterest Expenses	4,269	3,868	10.4%
Net Income Available to Common Shareholders	607	85	614.1%
Diluted Earnings per Common Share	0.17	0.02	750.0%

Net income available to common shareholders for the first quarter of 2010 was $607,000, an increase of $522,000 from net income available to common shareholders of $85,000 in the first quarter of 2009. Fully diluted earnings per common share for the first quarter was $0.17, an increase from the $0.02 diluted earnings per common share recorded the same period a year ago.

Net Interest Income and Net Interest Margin

Net interest income for the first quarter of 2010 totaled $4,501,000, an increase of $545,000, or 13.8% from the $3,956,000 recorded a year ago, despite the $244,000 negative impact of nonperforming loans.. The improvement in net interest income was spurred by growth in average earning assets of 5.0% from the quarter ended March 31, 2009, coupled with a reduction in the average cost of funds from 3.16% during the quarter ended March 31, 2009, to 2.33% during the quarter ended March 31, 2010.

The net interest margin on a taxable-equivalent basis for the quarter ended March 31, 2010 was 3.26%, up 13 basis points from 3.13% during the same period in 2009. Net interest margin was positively impacted during the period by a decline in the average rate on supporting liabilities, which we were able to decrease from 3.16% to 2.33% between the quarters ended March 31, 2009 and 2010, respectively. This reduction was fueled by the decline in rates paid on time deposits of 89 basis points and the repayment of several long-term credit advances, reducing borrowing costs by 43 basis points.

Noninterest Expenses

Noninterest expenses for the first quarter of 2010 were $4,269,000, up 10.4% from the $3,868,000 recorded during the first quarter of 2009. The breakdown of noninterest expenses for the three months ended March 31, 2010, and 2009, respectively, are shown in the following table:

	Three months ended
	March 31,
(dollars in thousands)	2010	2009	% Change
Salaries and employee benefits	$ 2,106	$ 2,100	0.3%
Occupancy expense, net	255	205	24.4%
Equipment expense	358	238	50.4%
Computer expense	136	60	126.7%
PA bank shares tax expense	102	101	1.0%
FDIC assessment	201	128	57.0%
Legal and professional fees	138	139	-0.7%
Director fees and benefits expense	76	77	-1.3%
Marketing and advertising expense	68	194	-64.9%
Loss on sale/write-down of foreclosed assets	132	32	312.5%
Other expenses	697	594	17.3%
Total noninterest expense	$ 4,269	$ 3,868	10.4%

The increase in occupancy expense was primarily due to the escalating cost of utilities and snow removal costs incurred in January and February 2010. Another area of impact was the opening in April 2009 of Mid Penn's new operations facility in Halifax and the fourth quarter renovations of the Millersburg office. These projects increased equipment expense, primarily depreciation costs, but provided much needed space for current operations and future growth. The computer expense increase was the result of increased license and service contracts associated with expansions in hardware and software infrastructure necessary to improve products and service levels to customers. The increase in FDIC assessment was driven by the increase in assessment rates which was experienced by all FDIC insured institutions. Also during the first quarter of 2010, Mid Penn wrote down the value of several foreclosed assets to better reflect current economic conditions. The "other" expense category was negatively impacted by increased levels of loan collection costs. A positive variance was the 65% decrease in marketing and advertising expense. This is reflective of our ongoing focus on spending only mission critical dollars.

Balance Sheet

	March 31,
(dollars in thousands)	2010	2009	% Change
Total Assets	$ 620,255	$ 565,070	9.8%
Total Loans (net)	466,661	442,686	5.4%
Total Deposits	536,724	451,569	18.9%
Total Core Deposits	388,452	318,716	21.9%
Total Borrowings	31,068	57,318	-45.8%

Strong balance sheet growth continued throughout 2009 and on into 2010. Net loans increased 5.4% since March 31, 2009. The loan and lease charge-offs of $6,994,000 recorded during the fourth quarter of 2009 dampened the growth rate on a year-over-year basis. Core deposit growth of 21.9% was a result of a bank-wide focus on providing great customer service, competitive products, and competitive rates to our existing and prospective customers. Mid Penn has been actively reducing the balances of higher cost long-term borrowings and replacing these with local, relationship-based core deposits. This has had a positive impact on the Bank's cost of funds and interest expense.

Asset Quality

Mid Penn's asset quality ratios are highlighted below:

	Period Ended
	March 31,	December 31,	March 31,
	2010	2009	2009
Nonperforming assets to period-end loans and other real estate	4.40%	3.31%	1.07%
Net loan charge-offs/average total loans (annualized)	0.34%	1.58%	0.16%
Loan loss allowance/gross loans	1.57%	1.60%	1.40%
Nonperforming loan coverage	36.53%	50.43%	175.86%

Nonperforming loans at March 31, 2010 totaled $20,383,000, or 4.30% of total loans, as compared to $15,241,000, or 3.17% of total loans, at December 31, 2009 and $3,562,000, or 0.79% of total loans at March 31, 2009. Mid Penn's provision for loan and lease losses was $160,000 for the first quarter of 2010, compared to $933,000 during the first quarter of 2009.

Total net charge-offs for the three months ended March 31, 2010 were $400,000 versus net charge-offs of $174,000 for the same period in 2009.

Capital

The Bank's capital ratios at March 31, 2010 were as follows:

		Regulatory Guidelines
	Mid Penn Bank	"Well Capitalized"
Leverage Ratio	7.53%	5.00%
Tier 1	9.29%	6.00%
Total Capital	10.54%	10.00%

Shareholders' equity at March 31, 2010, totaled $47,142,000, a decrease of $3,321,000, or 6.58%, from March 31, 2009. The decrease in shareholder's equity is primarily the result of Mid Penn's net loss available to common shareholders of ($2,809,000) in 2009 and the payment of $1,809,000 in common dividends for that same time period.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements.  The review period for subsequent events extends up to and including the filing date of a public company's consolidated financial statements when filed with the Securities and Exchange Commission ("SEC").  Accordingly, the financial information in this announcement is subject to change.

SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

Certain of the matters discussed in this press release may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Mid Penn to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. The words "expect", "anticipate", "intend", "plan", "believe", "estimate", and similar expressions are intended to identify such forward-looking statements.

Mid Penn's actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation:

  The effects of future economic conditions on Mid Penn and its customers;
  Governmental monetary and fiscal policies, as well as legislative and regulatory changes;
  The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Financial Accounting Standards Board and other accounting standard setters;
  The risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements, as well as interest rate risks;
  The effects of economic deterioration on current customers, specifically the effect of the economy on loan customers' ability to repay loans;
  The effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in Mid Penn's market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the internet;
  The costs and effects of litigation and of unexpected or adverse outcomes in such litigation;
  Technological changes;
  Acquisitions and integration of acquired businesses;
  The failure of assumptions underlying the establishment of reserves for loan and lease losses and estimations of values of collateral and various financial assets and liabilities;
  Acts of war or terrorism;
  Volatilities in the securities markets;
  Deteriorating economic conditions.

All written or oral forward-looking statements attributable to Mid Penn are expressly qualified in their entirety by these cautionary statements.

The Mid Penn Bancorp, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6428

CONTACT:  Mid Penn Bancorp, Inc.
          Rory G. Ritrievi, President, Chief Executive Officer
          Kevin W. Laudenslager, Vice President, Treasurer
          (717) 692-2133